Exhibit 99.1

ECC VENTURES 2 CORP.

Suite 1600, 609 Granville Street

Vancouver, BC V7Y 1C3

Telephone: 1-778-331-8505

NEWS RELEASE

ECC VENTURES 2 CORP. ENTERS LETTER OF INTENT WITH LONG BLOCKCHAIN CORP. FOR QUALIFYING TRANSACTION

NOT FOR DISSEMINATION IN THE UNITED STATES OR FOR DISTRIBUTION TO U.S. NEWSWIRE SERVICES.

January 23, 2019 – Vancouver, BC, Canada. ECC Ventures 2 Corp. (“ECC2” or the “Company”) (TSXV: ETWO.P) is pleased to announce that it has entered into a letter of intent (the “LOI”) dated January 15, 2019, outlining the general terms and conditions with respect to the acquisition (the “Acquisition”) by ECC2 of all the issued and outstanding membership interests of Long Island Brand Beverages LLC, a New York limited liability company (“LIBB”) that is a wholly-owned subsidiary of Long Blockchain Corp., a US listed company (“Long Blockchain”), and all the issued and outstanding share capital of Long Island Beverages Corp., a private British Columbia corporation (“LIBC” and collectively with LIBB, “Long Island Beverages”).

The Acquisition of Long Island Beverages will constitute a reverse takeover and ECC2’s Qualifying Transaction under Policy 2.4 of the TSX Venture Exchange (the “Exchange”). Assuming completion of the Acquisition, it is anticipated that ECC2 will graduate to Tier 2 of the Exchange as a consumer products issuer.

In coordination with the Management and Board of Directors of Long Blockchain, LIBC has developed the go-forward and revitalization plan for LIBB. LIBC has negotiated the proposed going public transaction with ECC2, as well as the financing plan. LIBC is assembling the capital markets and beverage industry management team to carry out the growth plans for the beverage business, and will be an integral part of implementing Long Island Beverages expansion in the U.S., with plans to increase distribution into all states, as well as to expand in to Canada, Australia, New Zealand, and the Caribbean.

LIBB operates in the non-alcohol ready-to-drink segment of the beverage industry under its flagship brand ‘The Original Long Island Brand Iced Tea®’, a premium beverage made from a proprietary recipe. Long Island Iced Tea is sold in across the U.S., primarily on the East Coast, through a network of national and regional retail chains and distributors. LIBB’s audited annual net revenues for the year ending December 31, 2017 were US$4.4 million and unaudited net revenues for the six months ended June 30, 2018 were US$1.5 million.

For more information regarding LIBB, please visit the company’s website at www.longislandicedtea.com. Further financial information relating to LIBB will be released when available.

Terms of the Acquisition

Under the terms of the Acquisition, ECC2 will complete a share consolidation on a 1.65 for 1 basis, and Long Island Beverages and their security holders will be issued an aggregated 9,202,222 post-consolidation common shares of ECC2 (the “Consideration Shares”), and $500,000. Certain of the Consideration Shares will be subject to escrow pursuant to the policies of the Exchange, in addition to pooling restrictions that may be negotiated by the parties.

It is also anticipated that ECC2 will change its name to one suitable to Long Island Beverages in connection with completion of the Acquisition.

Financing

As a condition to completing the Acquisition, the parties intend to complete a private placement financing (the “QT Financing”). The terms of the QT Financing have yet to be finalized, and will be announced once the final terms have been determined.

On the execution of the Definitive Agreement, and in the case of ECC2 subject to approval of the Exchange, each of ECC2 and LIBC has agreed to advance to LIBB secured loans in the aggregate amount of $250,000 each, which shall be used by LIBB for general working capital and operating purposes.

Board of Directors and Management Changes

On completion of the proposed Acquisition, the Company’s Board of Directors and management team will be reconstituted to consist of four directors, and a new management team, to be agreed to by the parties. Information on Board of Director and management appointments will be disclosed when available.

The Acquisition is not a Non-Arm’s Length Qualifying Transaction under the policies of the Exchange and therefore will not require approval of ECC2’s shareholders. Sponsorship of a qualifying transaction of a capital pool company is required by the Exchange unless an exemption from the sponsorship requirement is available. ECC2 intends to apply for an exemption from sponsorship requirements. However, there is no assurance that ECC2 will obtain this exemption.

The Acquisition will be completed through a definitive agreement (the “Definitive Agreement”) that is to be negotiated by the parties, which will contain customary representations and warranties for similar transactions. It is currently anticipated that the Acquisition will be completed by way of a share acquisition pursuant to which LIBB and LIBC will become wholly-owned subsidiaries of ECC2.

Completion of the Acquisition is subject to a number of conditions, including Exchange acceptance. Trading of ECC2’s common shares will remain halted pending further filings with the Exchange.

For more information please contact Scott Ackerman, Director, at 778-331-8505 or email: sackerman@emprisecapital.com.

On Behalf of the Board of Directors of ECC Ventures 2 Corp.

Scott Ackerman

Director

Completion of the Acquisition is subject to a number of conditions, including but not limited to Exchange acceptance and if applicable pursuant to the Exchange Requirements, majority of the minority shareholder approval. Where applicable, the Acquisition cannot close until the required approvals are obtained. There can be no assurance that the Definitive Agreement will be executed or that the Acquisition will be completed as proposed or at all. Investors are cautioned that, except as disclosed in the disclosure document to be prepared in connection with the Acquisition, any information released or received with respect to the Qualifying Transaction or the Acquisition may not be accurate or complete and should not be relied upon. Trading in the securities of a capital pool company should be considered highly speculative.

The TSX Venture Exchange has in no way passed upon the merits of the proposed Acquisition and has neither approved nor disapproved the contents of this news release.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The Company cautions readers that forward-looking statements, including without limitation those relating to the Company’s future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.